Exhibit 99.1

December 28, 2017

SoftBank Group Corp.

SoftBank Group Completes Acquisition of Fortress

Investment Group

Acquisition brings additional investment expertise to SoftBank

Fortress will continue to operate independently

TOKYO, Japan, December 28 (JST), 2017 – SoftBank Group Corp. (“SoftBank” or “SBG”) today announced that it has completed the previously announced acquisition of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) for $3.3 billion in cash. Following the close of the transaction, SBG and its wholly-owned subsidiaries own all outstanding Fortress shares. The completion follows the satisfaction of all conditions to the closing of the transaction, including approval of the transaction by Fortress shareholders on July 12, 2017 and receipt of all necessary regulatory approvals.

As a result of the acquisition, each outstanding Fortress Class A share was converted into the right to receive $8.08 per share in cash, with merger proceeds to be distributed in accordance with payment procedures outlined in Fortress’s Definitive Proxy dated June 7, 2017 and the Merger Agreement incorporated therein. Fortress’s common stock has ceased trading and will be delisted from the New York Stock Exchange. Fortress’s financial results will be consolidated and reflected on SBG’s consolidated financial statements following the acquisition closing date of December 27 (EST), 2017. SBG will announce the impact of the consolidation as necessary.

Fortress will operate within SoftBank as an independent business headquartered in New York. Fortress Principals Pete Briger, Wes Edens and Randy Nardone will continue to lead Fortress. SoftBank is committed to maintaining the leadership, business model, brand, personnel, processes and culture that have supported Fortress’s success to date.

About the SoftBank Group

The SoftBank Group is a global technology player that aspires to drive the Information Revolution. The SoftBank Group is comprised of the holding company SoftBank Group Corp. (TOKYO: 9984) and its global portfolio of companies, which includes advanced telecommunications, internet services, AI, smart robotics, IoT and clean energy technology providers. In May 2017, the SoftBank Vision Fund, which invests globally in the businesses and technologies that will enable the next stage of the Information Revolution, held its first major close with over USD 93 billion in committed capital. To learn more, please visit www.softbank.com.

About Fortress

Fortress Investment Group LLC is a leading, highly diversified global investment firm with $36.1 billion in assets under management as of September 30, 2017. Founded in 1998, Fortress manages assets on behalf of over 1,750 institutional clients and private investors worldwide across a range of credit, real estate, permanent capital and private equity investment strategies. For more information regarding Fortress Investment Group LLC please visit www.fortress.com.

Contacts

SoftBank Group

Japan:

SoftBank Group Corp. Corporate Communications

+81.3.6889.2300

sbpr@softbank.co.jp

or

United States:

Sard Verbinnen & Co

SoftBank-SVC@sardverb.com

+1 (212) 687-8080

Fortress

Gordon E. Runté

+1 (212) 798-6082